EXHIBIT 23.5

CONSENT OF CHRIS WILKINSON

I, Chris Wilkinson, Bsc (Mining); MausIMM(CP), Director of Mining Consultancy Services (Australia) Pty Ltd, the advisory entity of Talisman Technical Pty Ltd, prepared Sections 12.2, 13.2, 21, 22, 23, 24, 25 and 26 of the Technical Report Summary titled “Coronado Global Resources Inc. (“Coronado”) Statement of Coal Resources and Reserves for the Curragh Mine Complex in Accordance with the JORC Code and United States SEC Regulation S-K 1300 as of December 31, 2023 Bowen Basin Queensland, Australia”, dated February 15, 2024 (the “Technical Report Summary”), which is included in the Annual Report on Form 10-K for the year ended December 31, 2023 of Coronado Global Resources Inc. (the “Company”).

With respect to the portions of the Technical Report Summary that I prepared, I hereby consent to the incorporation by reference of the Technical Report Summary in the Company’s Registration Statement on Form S-8 (the “Registration Statement”).

I hereby further consent to the inclusion or incorporation by reference in the Registration Statement of references to my name (including status as an expert or qualified person (as defined in Item 1300 of Regulation S-K)) and the information derived from the portions of the Technical Report Summary that I prepared, including any quotation therefrom or summarization thereof.

Date: August 20, 2024

/s/ Chris Wilkinson
Name: Chris Wilkinson
Director

Mining Consultancy Services (Australia) Pty Ltd a subsidiary of Talisman Technical Pty Ltd

Talisman Technical ABN 97 652 676 849 Suite 2, Level 8, 10 Eagle Street, Brisbane 4000	t. 07 3112 7230 e. jjoubert@talismantechnical.com.au w. talismantechnical.com.au